FOR IMMEDIATE RELEASE

Contact:   Kerry O'Brien (media)           Diane Perry/Joseph Kist (analysts)
           Edelman Financial               Edelman Financial
           212-704-8126                    212-704-8293/8239


            TOY BIZ, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTORS AND
                           COMMENCEMENT OF LITIGATION

New York, NY - June 24, 1997...Toy Biz, Inc. (NYSE:TBZ) announced the appointment on Monday, June 23, 1997 of four new directors to fill vacancies on its board caused by the resignations on June 20, 1997 of five directors who were officers of Marvel Entertainment Group, Inc.(NYSE:MRV)or are officers of MacAndrews & Forbes Holdings Inc. The new Toy Biz directors are James S. Carluccio, executive vice president of Technology Solutions Company; Alan Fine, chief operating officer of Toy Biz; Morton E. Handel, president of S & H Consulting, Ltd., a privately held consulting firm, chairman of the board of directors of Concurrent Computer Corporation, and a director of CompUSA, Inc. and Ithaca Industries, Inc.; and Lt. General Donald E. Rosenblum, U.S. Army retired, a director of The Coastal Bank and First Financial Corporation. Continuing as directors of Toy Biz are Joseph Ahearn, Avi Arad, James Halpin, Alfred Piergallini, Isaac Perlmutter, and Paul Verkuil.

Toy Biz also announced that on Monday, June 23, 1997 it filed in the United States Bankruptcy Court for the District of Delaware an adversary proceeding for declaratory and injunctive relief to prevent any interference by Marvel creditors with the management of Toy Biz by its incumbent board of directors and its duly appointed officers.

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